SECOND AMENDED AND RESTATED SENIOR EXECUTIVE AGREEMENT

THIS SECOND AMENDED AND RESTATED SENIOR EXECUTIVE AGREEMENT (the “Agreement”) by and between ON ASSIGNMENT, INC., a Delaware corporation (the “Company”) and PETER T. DAMERIS (“Executive”) is entered into on November 17, 2015. This Agreement amends and restates the Original Agreement (as defined below) and is effective as of the Amended Effective Date (as defined below).

RECITALS

A.     The Company and Executive previously entered into that certain Amended and Restated Senior Executive Agreement (the “Original Agreement”), dated December 13, 2012 and effective December 31, 2012, pursuant to which Executive currently serves as the Chief Executive Officer and President of the Company.

B.      The Company and Executive wish to enter into an amended and restated agreement, effective December 31, 2015 (the “Amended Effective Date”) pursuant to which Executive will continue his employment as the Chief Executive Officer and President of the Company under the terms and conditions set forth herein.

C.    As of the Amended Effective Date, the Original Agreement shall be superseded by this Agreement.

D.    Certain definitions are set forth in Section 4 of this Agreement.

AGREEMENT

The parties hereto agree as follows:

1.    Employment.  The Company hereby engages Executive to continue to serve as the Chief Executive Officer and President of the Company, and Executive agrees to continue to serve the Company, during the Service Term (as defined in Section 1(f) hereof) in the capacities, and subject to the terms and conditions, set forth in this Agreement.

(a)    Services.  During the Service Term, Executive, as Chief Executive Officer and President of the Company, shall have all the duties and responsibilities customarily rendered by Chief Executive Officers and Presidents of companies of similar size and nature and as may be reasonably assigned from time to time by the Board (as defined below). Executive will report directly to the Board. Executive will devote his best efforts and substantially all of his business time and attention (except for vacation periods and periods of illness or other incapacity) to the business of the Company and its Affiliates (as defined below). Notwithstanding the foregoing, and provided that such activities do not interfere with the fulfillment of Executive’s obligations hereunder, Executive may (i) serve as an officer, director or trustee of any charitable or non-profit entity; (ii) own a passive investment in any private company and own up to 5% of the outstanding voting securities of any public company; or (iii) with the prior approval of the Board, serve as a director of up to two other companies so long as such companies do not compete with the Company and Executive notifies the Board in advance of accepting any such position. Unless the Company and Executive agree to the contrary, Executive’s place of employment shall be at the Company’s principal executive offices in Calabasas, California; provided, however, that Executive shall be permitted under the terms of this Agreement, upon conditions approved by the Board, to relocate his principal residence to Texas and to perform his duties and responsibilities under this Agreement from such location and commute from time to time to the Company’s principal executive offices so long as such relocation does not materially interfere with Executive’s satisfactory performance of his duties and responsibilities under this Agreement and, provided, further, that Executive will travel to such other locations as may be reasonably necessary in order to discharge his duties and responsibilities hereunder. Executive shall have the right to attend all meetings of the Board and will be nominated for election as a director for each term for which he is eligible to serve during the Service Term.

(b)    Salary, Bonus and Benefits.

(i)    Salary and Bonus. During the Service Term, effective from and after January 1, 2016, the Company will pay Executive a base salary (the “Annual Base Salary”) as the Board may designate from time to time, at the rate of not less than $926,000 per annum, payable in accordance with the Company’s normal payroll practices; provided, however, that the Annual Base Salary shall be subject to review by the Board for upward increases (but not decreases) annually during the first quarter of each calendar year of the Service Term, with any such upward increases having retroactive effect to January 1 of the year to which such increases apply. With respect to calendar year 2016 and each calendar year thereafter during the Service Term, Executive will be eligible to receive an annual bonus (the “Annual Bonus”), based on a target bonus opportunity equal to at least 100% of Executive’s Annual Base Salary and a maximum bonus opportunity of 200% of Executive’s Annual Base Salary, as determined by the Compensation Committee of the Board (the “Compensation Committee”) based upon the Company’s achievement of applicable performance goals to be determined by the Compensation Committee. The Annual Bonus, if any, shall be due and payable to Executive, in cash, on or prior to March 15 of the year immediately following that in which such annual bonus is earned (for the avoidance of doubt, this deadline is intended to comply with the “short-term deferral” exemption from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)).

(ii)    Benefits.  During the Service Term, Executive shall be entitled to participate in and shall receive all benefits under pension benefit plans provided by the Company (including without limitation participation in any Company incentive, savings and retirement plans, practices, policies and programs) to the extent applicable generally to other peer executives of the Company.  In addition, during the Service Term, Executive and/or Executive’s family shall be entitled to participate and shall receive all benefits under welfare plans provided by the Company (including without limitation medical prescriptions, dental, disability, employee life, group life, accidental life and travel accident insurance plans and plans) to the extent and on the same basis applicable generally to other peer executives of the Company.  Executive shall be reimbursed for customary travel and other expenses, subject to standard and reasonable documentation requirements.  In addition, Executive will receive a stipend of $450 per month for lease of an automobile and other related expenses during the Service Term, payable in equal monthly increments during the Service Term.  Executive shall be entitled to vacation according to the vacation policy in place for other senior executives of the Company.

(iii)    Long-Term Incentive Awards. During the Service Term, Executive shall be eligible to receive grants of awards identified in this Section 1(b)(iii) (the “LTIP Awards”) at the times and subject to the terms and conditions set forth below. Each LTIP Award shall be subject to the terms and conditions of the applicable incentive plan pursuant to which such LTIP Award is granted and shall be set forth in an award agreement between Executive and the Company (each such agreement, an “Award Agreement”).

(A)     Tranche A Awards. No later than the ninetieth day of each of calendar years 2016, 2017, 2018 and 2019, subject to Executive’s continued employment with the Company through the applicable grant date (subject to Section 1(b)(iii)(E)(3) below) and approval by the Committee, the Company shall grant to Executive performance-vesting restricted stock units (“Tranche A RSUs”) with respect to a number of shares of the Company’s common stock having a fair market value equal to $800,000, determined by dividing $800,000 by the closing price of the Company’s common stock on the first trading day of the calendar year in which the respective Tranche A RSU award is granted.   The performance period applicable to each Tranche A RSU award shall be the calendar year during which the respective Tranche A RSU award is granted, and each Tranche A RSU award shall (1) vest in full on January 2 of the year immediately following the grant year, subject to continued employment through such date, upon the Company attaining positive Adjusted EBITDA over the calendar year during which the respective Tranche A RSU award is granted and (2) be paid within sixty (60) days after vesting. Consistent with the foregoing, the terms and conditions of each award of Tranche A RSUs, including the applicable vesting and share delivery conditions, shall be set forth in an RSU Award Agreement to be entered into by the Company and Executive which shall evidence the grant of each award of Tranche A RSUs (the “Tranche A RSU Agreements”). Each award of Tranche A RSUs shall, subject to the provisions of this Section 1(b)(iii)(A), be governed in all respects by the terms of the applicable Tranche A RSU Agreement and the applicable equity incentive plan.

(B)     Tranche B Awards. No later than the ninetieth day of each of calendar years 2016, 2017, 2018 and 2019, and subject to Executive’s continued employment with the Company through the applicable grant date (subject to Section 1(b)(iii)(E)(3) below) and approval by the Committee, the Company shall grant to Executive performance-vest restricted stock units (“Tranche B RSUs”) with respect to a target number of shares of the Company’s common stock having a fair market value equal to $2,300,000 and a maximum number of shares of the Company’s common stock having a fair market value of $3,450,000, determined by dividing $2,300,000 and $3,450,000, respectively, by the closing price of the Company’s common stock on the first trading day of the calendar year in which the respective Tranche B RSU award is granted.   The performance period applicable to each Tranche B RSU award shall be the calendar year during which the respective Tranche B RSU award is granted. Each Tranche B RSU award shall vest, subject to continued employment, in substantially equal installments on January 2 of each of the year immediately following the grant year and the first and second anniversaries thereof, and shall be paid within sixty (60) days after the applicable vesting date. Consistent with the foregoing, the terms and conditions of each award of Tranche B RSUs, including the applicable vesting and share delivery conditions, shall be set forth in an RSU Award Agreement to be entered into by the Company and Executive which shall evidence the grant of each award of Tranche B RSUs (the “Tranche B RSU Agreements”). Each award of Tranche B RSUs shall, subject to the provisions of this Section 1(b)(iii)(B), be governed in all respects by the terms of the applicable Tranche B RSU Agreement and the applicable equity incentive plan.

(C)    Tranche C Awards. Subject to Executive’s continued employment with the Company through the applicable grant date and further subject Section 1(b)(iii)(E)(3) below, the Company shall make the following grants of additional performance awards to Executive under an applicable Company equity incentive plan (the “Tranche C Grants”): During the first ninety days of each of calendar years 2016, 2017, 2018 and 2019, the Company shall grant to Executive a Tranche C Grant, providing the opportunity to earn up to $500,000, payable as soon as practicable after the January 2 of the year immediately following the applicable grant year, but in no event later than March 15 of the year immediately following the applicable grant year.
Notwithstanding the foregoing, payment or settlement of Tranche C Grants, if applicable, may be accelerated as provided in Section 1(b)(iii)(D) and (E) below. Subject to the foregoing requirements, Tranche C Grants shall be paid at the time of settlement, to the extent earned, in either (i) fully vested, freely transferable shares of Company common stock (subject to limitations on transfer imposed under applicable law) or (ii) if insufficient shares remain under the applicable equity incentive plan at the time of settlement to pay any earned portion of a Tranche C Grant in shares of Company common stock, then such portion of the Tranche C Grant shall instead be paid in cash. Upon or prior to making the applicable grant, the Company and Executive shall determine by mutual agreement the performance criteria applicable to the vesting of Tranche C Grants (selected from performance criteria enumerated in an applicable equity incentive plan) and the Compensation Committee shall, in consultation with Executive, establish in writing performance goals applicable to each Tranche C Grant based on such performance criteria and determined by reference to the twelve-month performance period beginning on January 1 of the year of grant. Each Tranche C Grant shall vest, subject to Sections 1(b)(iii)(D) and (E) below, on January 2 of the year immediately following the year in which such Tranche C Grant is made, subject to Executive’s continued employment through such date, in each case, as to (i) no portion of the award if the applicable performance goals are attained at less than 90% of target, (ii) 80% of the award if the applicable performance goals are attained at 90% of target, (iii) 100% of the award if the applicable performance goals are attained at or above 110% of target, and (iv) a linear pro ration between 80% – 100% of the award if the applicable performance goals are attained between 90% – 110% of target (for example, a Tranche C Grant shall vest as to 95% of the award upon attainment of 105% of the applicable target).

(D)     Additional RSU Award. On January 4, 2016, subject to Executive’s continued employment with the Company through the applicable grant date and approval by the Committee, the Company shall grant to Executive performance-vesting restricted stock units (“Additional RSU Award”) with respect to a number of shares of the Company’s common stock having a fair market value equal to $800,000, determined by dividing $800,000 by the closing price of the Company’s common stock on January 4, 2016.   The Additional RSU Award shall vest in substantially equal installments on January 2 of calendar years 2017, 2018, 2019 and 2020, subject to Executive’s continued employment through the applicable vesting date and the Company’s attainment of positive Adjusted EBITDA over calendar year 2016. In addition, the Additional RSU Award shall vest in full upon a termination of Executive’s employment due to his death or Disability or due to a termination by the Company without Cause. Consistent with the foregoing, the terms and conditions of the Additional RSU Award, including the applicable vesting and share delivery conditions, shall be set forth in an Award Agreement to be entered into by the Company and Executive which shall evidence the grant of the Additional RSU award. The Additional RSU Award shall, subject to the provisions of this Section 1(b)(iii)(D), be governed in all respects by the terms of the applicable Award Agreement and the applicable equity incentive plan.

(E)        Termination of Employment. Each long-term incentive award granted pursuant to Section 1(b)(iii) of the Original Agreement (the “Prior Awards”) that remains outstanding as of Executive’s termination of employment shall be governed by the terms and conditions of the applicable award agreement and the Original Agreement. The following provisions shall govern the LTIP Awards in the event of Executive’s termination of employment:

(1)     Termination Without Cause, for Good Reason or Due to Death or Disability. If Executive’s employment with the Company terminates due to his death or Disability or due to a termination by the Company without Cause or by Executive for Good Reason (each as defined below and each, a “Qualifying Termination”), subject to Section 1(g) below, this Section 1(b)(iii)(E)(1) shall govern the Tranche C Grants, and each Tranche A RSU award and Tranche B RSU award shall be governed by the terms and conditions set forth in the applicable Award Agreement. Tranche C Grants that have vested but have not been settled or paid as of the date of a Qualifying Termination shall be settled or paid as soon as practicable after the January 2 immediately following the Date of Termination, but in no event later than the March 15 immediately following such Date of Termination. Tranche C Grants that have not vested as of the Date of Termination shall remain outstanding and eligible to vest upon the January 2 immediately following the Date of Termination (without the requirement of continued employment beyond such termination) and shall vest on a pro-rated basis upon and be paid as soon as practicable after such January 2 (but in no event later than the March 15 immediately following such Date of Termination), in a manner determined by multiplying amounts that would be earned under such Tranche C Grant based solely on attainment of the applicable performance objectives by a fraction, the numerator of which equals the number of days Executive was employed by the Company from January 1 of the applicable year of grant through the Date of Termination, and the denominator of which equals 365.

(2)    Termination for Cause; Resignation Other Than for Good Reason. If Executive’s employment is terminated by the Company for Cause or due to Executive’s resignation other than for Good Reason, (a) all Tranche C Grants that have not vested as of the Date of Termination shall terminate, (b) all Tranche C Grants that have vested prior to the Date of Termination, but have not been settled or paid as of the Date of Termination (if applicable), subject to Section 1(g) below, shall be settled or paid as soon as practicable after the January 2 immediately following the Date of Termination, but in no event later than the March 15 immediately following the Date of Termination and (c) the Additional RSU Award and each Tranche A RSU award and Tranche B RSU award shall be governed by the terms and conditions set forth in the applicable Award Agreement.
(3)    Termination of Employment Prior to Grant. If, during the first ninety (90) days of any calendar year in which Executive is entitled to receive a LTIP Award in accordance with Section 1(b)(iii)(A)--(D) above, Executive experiences a Qualifying Termination occurring prior to the date in such calendar year on which any such LTIP Award would otherwise be granted, the LTIP Awards to which Executive is entitled for such calendar year shall instead be granted to Executive as of no later than immediately prior to such Qualifying Termination and shall be administered in accordance 1(b)(iii)(E)(1) above. Except as expressly provided in the immediately preceding sentence, any LTIP Awards that have not been granted as of the Date of Termination shall be forfeited and Executive shall have no further rights or interests in respect of such un-granted LTIP Awards.
(4)    Forfeiture of Awards. All Tranche C Grants that have not vested in the case of a Qualifying Termination in which such Tranche C Grants remain unvested as of the January 2 following the Date of Termination (after taking into consideration any vesting that may occur upon or following the Date of Termination as provided above or under any other agreement between Executive and Company), shall terminate as of such January 2, and, in all cases, shall be canceled without payment of consideration therefor. Following settlement or payment of any vested Tranche C Grants, if applicable, such awards shall terminate and Executive shall have no further rights or interests in respect of such awards. In addition, each Tranche A RSU award and Tranche B RSU award shall be governed by the terms and conditions set forth in the applicable Award Agreement.

(F)    Employment Taxes. Notwithstanding anything contained herein to the contrary, to the extent that any compensation payable hereunder, including without limitation, under any of the LTIP Awards, constitutes “nonqualified deferred compensation” within the meaning of Code Section 409A, the payment of any such compensation may be accelerated, as determined by the Company, to the greatest extent permitted under Treasury Regulation 1.409A-3(j)(4)(vi) to pay any taxes imposed under the Federal Insurance Contribution Act (“FICA”) on such compensation or under Code Section 3401 or corresponding withholding provisions of applicable state, local or foreign tax laws as income tax obligations arising in connection with any such acceleration, including any additional taxes attributable to pyramiding wages and taxes, provided, that the total of any such accelerated payment shall not exceed the applicable FICA and income tax obligations to which such accelerated payments relate.

(G)    Payment Dates. With respect to any payment under an LTIP Award that may be made by its terms over a range of dates, the Company shall determine the exact date of payment in its sole discretion and the Executive shall not be able to directly or indirectly designate the calendar year of such payment.

(c)    Termination.

(i)     Events of Termination.  Executive’s employment with the Company shall cease upon:

(A)Executive’s death.

(B)    Executive’s voluntary retirement.

(C)    Executive’s “Disability” which means Executive has become disabled within the meaning of Code Section 409A.

(D)        Termination by the Company by the delivery to Executive of a written notice from the Board or the CEO that Executive has been terminated (“Notice of Termination”) with or without Cause.  “Cause” shall mean:

(1)    Executive’s (aa) conviction of a felony; (bb) Executive’s commission of any other material act or omission involving dishonesty or fraud with respect to the Company or any of its Affiliates or any of the customers, vendors or suppliers of the Company or its Subsidiaries; (cc) Executive’s misappropriation of material funds or assets of the Company for personal use; or (dd) Executive’s engagement in unlawful harassment or other discrimination with respect to the employees of the Company or its Subsidiaries;

(2)     Executive’s continued substantial and repeated neglect of his duties, after written notice thereof from the Board, and such neglect has not been cured within thirty (30) days after Executive receives notice thereof from the Board;

(3)    Executive’s gross negligence or willful misconduct in the performance of his duties hereunder that is materially and demonstrably injurious to the Company;

(4)    Executive’s engaging in conduct constituting a breach of Sections 2 or 3 hereof that is not cured in full within fifteen (15) days, and is materially and demonstrably injurious to the Company, after  notice of default thereof, from the Company, as determined by a court of law.

In order for the termination to be effective: Executive must be notified in writing (which writing shall specify the cause in reasonable detail) of any termination of his employment for Cause.  Executive will then have the right, within ten days of receipt of such notice, to file a written request for review by the Company.  In such case, Executive will be given the opportunity to be heard, personally or by counsel, by the Board and a majority of the Directors must thereafter confirm that such termination is for Cause.  If the Directors do not provide such confirmation, the termination shall be treated as other than for Cause.  Notwithstanding anything to the contrary contained in this paragraph, Executive shall have the right after termination has occurred to appeal any determination by the Board that such termination was for “Cause” in accordance with the provisions of Section 8(f) hereof.

(E)           Executive’s voluntary resignation by the delivery to the Company and the Board of at least thirty (30) days written notice from Executive that Executive has resigned with or without Good Reason.  “Good Reason” shall mean Executive’s resignation from employment with the Company after the occurrence of any one of the following:

(1)the failure of the Company to pay an amount owing to Executive in breach of this Agreement; or

(2)    without Executive’s consent, a relocation of Executive’s principal work location from the Calabasas, California metropolitan area that constitutes a material change in the geographic location at which he must perform services under this Agreement (within the meaning of Code Section 409A);

provided, that Executive’s resignation shall only constitute a resignation for “Good Reason” hereunder if (I) Executive provides the Company with written notice setting forth in reasonable detail the facts or circumstances constituting Good Reason within thirty (30) days after Executive becomes reasonably aware of the existence of such facts and circumstances, (or reasonably aware that there is a controversy between the Company’s interpretation of any payment obligation or principal work location requirement of this Agreement and the Executive’s interpretation of same), (II) the Company has failed to cure such facts or circumstances within thirty (30) days after receipt of such written notice, and (III) the date of Executive’s “separation from service” (within the meaning of Code Section 409A(a)(2)(A)(i), and Treasury Regulation Section 1.409A-1(h)) (“Separation from Service”) occurs no later than thirty-five (35) days after Executive gives notice of the event constituting Good Reason.

The delivery by Executive of notice to the Company that he does not intend to renew this Agreement as provided in Section 1(f) shall constitute a resignation by Executive without Good Reason unless such notice fulfills the requirements of Section 1(c)(i)(E)(1) or (2) above.

For the avoidance of doubt, in no event shall Executive’s ceasing to serve as the President of the Company, whether voluntarily or involuntarily, constitute Good Reason.

(ii)           Date of Termination.  “Date of Termination” means the date on which Executive experiences a Separation from Service.

(iii)         Rights on Termination.

(A)     In the event that termination is by the Company without Cause (including by operation of the last paragraph of Section 1(c)(i)(D) above) or by Executive with Good Reason and Executive experiences a Separation from Service as a result of such termination, subject to Section 1(g) below:

(1)    The Company will pay Executive (i) an amount equal to 150% of the Annual Base Salary, payable over a period of eighteen (18) months commencing on the Date of Termination (the “Severance Period”) in substantially equal installments in accordance with Company payroll procedures applicable to senior executives of the Company, as in effect from time to time (but no less often than monthly), provided, that payment of the amounts described in this Section shall not commence until the Company’s first payroll date occurring on or after the 30th day following the Date of Termination (the “First Payroll Date”) and any amounts that would otherwise have been paid prior to the First Payroll Date shall instead be paid on the First Payroll Date, and (ii) a lump sum cash amount, payable on the First Payroll Date, equal to the aggregate premiums that the Company would have paid for basic life insurance, accidental death and dismemberment insurance and long- and short-term disability insurance, each as in effect on the Date of Termination, had Executive remained employed by the Company during the Severance Period (together, “Insurance Benefits”). In addition, during the Severance Period, subject to Executive’s proper election to continue healthcare coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will pay Executive’s COBRA premiums in respect of COBRA benefits to be provided through third-party insurance maintained by the Company under the Company’s benefit plans in a manner that causes such COBRA benefits to be exempt from the application of Code Section 409A under Treasury Regulation Section 1.409A-1(a)(5), provided, that (x) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Code Section 409A under Treasury Regulation Section 1.409A-1(a)(5), (y) such amounts would be considered discriminatory under Code Section 105(h), or (z) the Company is otherwise unable to continue to cover Executive under its group health plans (including without limitation, due to Section 2716 of the Public Health Service Act or the Patient Protection and Affordable Care Act), then, in any such case, an amount equal to each remaining Company payment shall thereafter be paid to Executive in cash or by check in substantially equal monthly installments over the continuation coverage period (or the remaining portion thereof); and

(2)    All LTIP Awards other than the Additional RSU Award shall be treated as provided in Section 1(b)(iii)(E)(1) above, all Prior Awards shall be treated as provided in Section 1(b)(iii)(E) above and the Additional RSU Award shall be treated as provided in Section 1(b)(iii)(D) above.

For purposes of paragraph (e) below, payments of Annual Base Salary, amounts in lieu of Insurance Benefits, COBRA premiums and any vesting of LTIP Awards and Prior Awards following the Date of Termination, in each case, as described in this Agreement, are collectively referred to as “Severance Payments.” In addition, the Company will pay to Executive in a lump-sum the value of any accrued but unused vacation time. No Severance Payments or benefits shall be paid or provided unless Executive has executed and not revoked a release in a form mutually acceptable to both the Company and Executive that is subject to paragraph (e) below.  In addition, the Company agrees that concurrently with Executive’s execution of such release, the Company shall execute a contingent mutual release in a form that is mutually acceptable to both the Company and Executive that is subject to paragraph (e) below. Each payment under Section 1(c)(iii)(A) above shall be treated as a separate payment for purposes of Code Section 409A.

(B)           If the Company terminates Executive’s employment for Cause, if Executive resigns without Good Reason (including by operation of the last paragraph of Section 1(c)(i)(E)), or if the Company elects not to renew the Service Term, then the Company’s obligations to pay any compensation or benefits under this Agreement and all vesting under all equity awards held by Executive will cease effective as of the Date of Termination, provided, that LTIP Awards shall be treated in accordance with Section 1(b)(iii)(E)(2) above, provided, further, that any Prior Awards that remain outstanding as of Executive’s termination of employment shall be governed by the terms and conditions of the applicable award agreement and the Original Agreement.  Executive’s right to receive any other health or other benefits, if any, will be determined under the provisions of applicable plans, programs or other coverages.

(C)           If Executive’s employment terminates because of  Executive’s death or Disability, then Executive or his estate shall be entitled to any disability income or life insurance payments from any insurance policies (other than any  “key man” life insurance policy) maintained by the Company.  In addition, in the event of such a termination, for a period of twelve (12) months commencing on the Date of Termination, Executive or his estate shall be entitled to payment of an amount equal to 100% of the Annual Base Salary, payable over twelve (12) months from Executive’s death or Disability in approximately equal installments on regular salary payment dates. LTIP Awards other than the Additional RSU Award shall be treated in accordance with Section 1(b)(iii)(E)(1) above, the Additional RSU Award shall be treated as provided in Section 1(b)(iii)(D) above and any Prior Awards that remain outstanding as of Executive’s termination of employment shall be governed by the terms and conditions of the applicable award agreement and the Original Agreement.

Notwithstanding the foregoing, the Company’s obligation to Executive for Severance Payments shall cease if Executive is found by a court of law to be in material violation of the provisions of Sections 2 or 3 hereof.

(d)     Mitigation. The Company’s obligation to continue to provide Executive with the Severance Payments pursuant to Section 1(c)(iii)(A) above and the benefits pursuant to the second sentence of Section 1(c)(iii)(C) above shall cease if Executive becomes employed as a senior executive by a third party.

(e)     Liquidated Damages. The parties acknowledge and agree that damages which will result to Executive for termination by the Company without Cause shall be extremely difficult or impossible to establish or prove, and agree that the Severance Payments shall constitute liquidated damages for any breach of this Agreement by the Company through the Date of Termination.  Executive agrees that, except for such other payments and benefits to which Executive may be entitled as expressly provided by the terms of this Agreement or any applicable benefit plan, such liquidated damages shall be in lieu of all other claims that Executive may make by reason of termination of his employment or any such breach of this Agreement and that, as a condition to receiving the Severance Payments, Executive will execute a contingent mutual release of claims in a form reasonably satisfactory to both the Company and Executive.

(f)     Term of Employment. Unless Executive’s employment under this Agreement is sooner terminated as a result of Executive’s termination in accordance with the provisions of Section 1(c) above, Executive’s employment under this Agreement shall be for a term (the “Service Term”) commencing on the Amended Effective Date and ending on the fourth (4th) anniversary of the Amended Effective Date; provided, however, that Executive’s employment under this Agreement, and the Service Term, shall be automatically renewed for additional one-year periods commencing on December 31, 2019 and, thereafter, on each successive anniversary of such date unless either the Company or Executive notify the other party in writing within ninety (90) days prior to any such anniversary that it or he desires not to renew Executive’s employment under this Agreement. All references herein to “Service Term” shall include any renewals thereof on or after December 31, 2019.

(g)    Potential Six-Month Delay. Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any Severance Payments or payments in respect of any LTIP Awards or Prior Awards in connection with a Separation from Service, shall be paid to Executive during the six (6)-month period following his Separation from Service to the extent that the Company reasonably determines that Executive is a “specified employee” (within the meaning of Code Section 409A) at the time of such Separation from Service and that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Code Section 409A(a)(2)(b)(i). If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Code Section 409A without being subject to such additional taxes, including as a result of Executive’s death), the Company shall pay to Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Executive during such six (6)-month period, without interest thereon.

2.     Confidential Information; Proprietary Information, etc.

(a)     Obligation to Maintain Confidentiality. Executive acknowledges that any Proprietary Information disclosed or made available to Executive or obtained, observed or known by Executive as a direct or indirect consequence of his employment with or performance of services for the Company or any of its Affiliates during the course of his performance of services for, or employment with, any of the foregoing Persons (whether or not compensated for such services) and during the period in which Executive is receiving Severance Payments, are the property of the Company and its Affiliates.  Therefore, Executive agrees that he will not at any time (whether during or after Executive’s term of employment) disclose or permit to be disclosed to any Person or, directly or indirectly, utilize for his own account or permit to be utilized by any Person any Proprietary Information or Records for any reason whatsoever without the Board’s consent, unless and to the extent that (except as otherwise provided in the definition of Proprietary Information) the aforementioned matters become generally known to and available for use by the public other than as a direct or indirect result of Executive’s acts or omissions to act. Executive agrees to deliver to the Company at the termination of his employment, as a condition to receipt of the next or final payment of compensation, or at any other time the Company may request in writing (whether during or after Executive’s term of employment), all Records which he may then possess or have under his control. Executive further agrees that any property situated on the Company’s or its Affiliates’ premises and owned by the Company or its Affiliates, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company or its Affiliates and their personnel at any time with or without notice.  Nothing in this Section 2(a) shall be construed to prevent Executive from using his general knowledge and experience in future employment so long as Executive complies with this Section 2(a) and the other restrictions contained in this Agreement.

(b)     Ownership of Property. Executive acknowledges that all inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports and all similar or related information  (whether or not patentable) that relate to the Company’s or any of its Affiliates’ actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, contributed to, made, or reduced to practice by Executive (either solely or jointly with others) while employed by the Company or any of its Affiliates (including any of the foregoing that constitutes any Proprietary Information or Records) (“Work Product”) belong to the Company or such Affiliate and Executive hereby assigns, and agrees to assign, all of the above Work Product to the Company or such Affiliate.  Any copyrightable work prepared in whole or in part by Executive in the course of his work for any of the foregoing entities shall be deemed a “work made for hire” under the copyright laws, and the Company or such Affiliate shall own all rights therein. To the extent that any such copyrightable work is not a “work made for hire,” Executive hereby assigns and agrees to assign to Company or such Affiliate all right, title and interest, including without limitation, copyright in and to such copyrightable work.  Executive shall promptly disclose such Work Product and copyrightable work to the Board and perform all actions reasonably requested by the Board (whether during or after Executive’s term of employment) to establish and confirm the Company’s or its Affiliate’s ownership (including, without limitation, execution of assignments, consents, powers of attorney and other instruments).  Notwithstanding anything contained in this Section 2(b) to the contrary, the Company’s ownership of Work Product does not apply to any invention that Executive develops entirely on his own time without using the equipment, supplies or facilities of the Company or its Affiliates or Subsidiaries or any Proprietary Information (including trade secrets), except that the Company’s ownership of Work Product does include those inventions that:  (i) relate to the business of the Company or its Affiliates or Subsidiaries or to the actual or demonstrably anticipated research or development relating to the Company’s business; or (ii) result from any work that Executive performs for the Company or its Affiliates or Subsidiaries.

(c)     Third Party Information. Executive understands that the Company and its Affiliates will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s and its Affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes.  During the term of Executive’s employment and thereafter, and without in any way limiting the provisions of Sections 2(a) and 2(b) above, Executive shall hold Third Party Information in the strictest confidence and shall not disclose to anyone (other than personnel of the Company or its Affiliates who need to know such information in connection with their work for the Company or its Affiliates) or use, except in connection with his work for the Company or its Affiliates, Third Party Information unless expressly authorized by a member of the Board in writing.

(d)     Use of Information of Prior Employers, etc. Executive will abide by any enforceable obligations contained in any agreements that Executive has entered into with his prior employers or other parties to whom Executive has an obligation of confidentiality.

(e)     Compelled Disclosure. If Executive is required by law or governmental regulation or by subpoena or other valid legal process to disclose any Proprietary Information or Third Party Information to any Person, Executive will immediately provide the Company with written notice of the applicable law, regulation or process so that the Company may seek a protective order or other appropriate remedy.  Executive will cooperate fully with the Company and the Company’s Representatives in any attempt by the Company to obtain any such protective order or other remedy.  If the Company elects not to seek, or is unsuccessful in obtaining, any such protective order or other remedy in connection with any requirement that Executive disclose Proprietary Information or Third Party Information, and if Executive furnishes the Company with a written opinion of reputable legal counsel acceptable to the Company confirming that the disclosure of such Proprietary Information or Third Party Information is legally required, then Executive may disclose such Proprietary Information or Third Party Information to the extent legally required; provided, however, that Executive will use his reasonable best efforts to ensure that such Proprietary Information is treated confidentially by each Person to whom it is disclosed.

3.      Nonsolicitation.

(a)     Nonsolicitation. As long as Executive is an employee of the Company or any Affiliate thereof, and for eighteen (18) months thereafter, Executive shall not directly or indirectly through another entity: (i) induce or attempt to induce any employee of the Company or any Affiliate to leave the employ of the Company or such Affiliate, or in any way interfere with the relationship between the Company or any Affiliate and any employee thereof; (ii) hire or employ any person who was an employee of the Company or any Affiliate at any time during the nine (9)-month period immediately preceding the date of such Executive’s termination; (iii) use any trade secret of the Company or its Affiliates to solicit, induce, or encourage any customer, client, vendor, or other party doing business with any member of the Company and its Affiliates to terminate its relationship therewith or transfer its business from any member of the Company and its Affiliates and Executive shall not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.

(b)     Acknowledgment. Executive acknowledges that in the course of his employment with the Company and its Affiliates, he has and will become familiar with the trade secrets and other Proprietary Information of the Company and its Affiliates. It is specifically recognized by Executive that his services to the Company and its Subsidiaries are special, unique and of extraordinary value, that the Company has a protectable interest in prohibiting Executive as provided in this Section 3, that money damages are insufficient to protect such interests, that there is adequate consideration being provided to Executive hereunder, that such prohibitions are necessary and appropriate without regard to payments being made to Executive hereunder and that the Company would not enter this Agreement with Executive without the restriction of this Section 3. Executive further acknowledges that the restrictions contained in this Section 3 do not impose an undue hardship on him and, since he has general business skills which may be used in industries other than that in which the Company and its Subsidiaries conduct their business, do not deprive Executive of his livelihood.  Executive further acknowledges that the provisions of this Section 3 are separate and independent of the other sections of this Agreement.

(c)      Enforcement, etc.  If, at the time of enforcement of Section 2 or 3 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances as determined by the court shall be substituted for the stated period, scope or area.  Because Executive’s services are unique, because Executive has access to Proprietary Information and for the other reasons set forth herein, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement.  Therefore, without limiting the generality of Section 8(g), in the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof.

(d)     Submission to Jurisdiction.  The parties hereby: (i) submit to the jurisdiction of any state or federal court sitting in California in any action or proceeding arising out of or relating to Section 2 and/or 3 of this Agreement; (ii) agree that all claims in respect of such action or proceeding may be heard or determined in any such court; and (iii) agree not to bring any action or proceeding arising out of or relating to Section 2 and/or 3 of this Agreement in any other court.  The parties hereby waive any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. The parties hereby agree that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

GENERAL PROVISIONS

4.    Definitions.

“Adjusted EBITDA” means earnings before interest, taxes, depreciation and amortization, but excluding gains, losses or expenses associated with all Unusual Items.

“Affiliate” of any Person means any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

“Board” means the Company’s board of directors or the board of directors or similar management body of any successor of the Company.

“Proprietary Information” means any and all data and information concerning the business affairs of the Company or any of its Affiliates and not generally known in the industry in which the Company or any of its Affiliates is or may become engaged, and any other information concerning any matters affecting or relating to the Company’s or its Affiliates businesses, but in any event Proprietary Information shall include, any of the Company’s and its Affiliates’ past, present or prospective business opportunities, including information concerning acquisition opportunities in or reasonably related to the Company’s or its Affiliates businesses or industries, customers, customer lists, clients, client lists, the prices the Company and its Affiliates obtain or have obtained from the sale of, or at which they sell or have sold, their products, unit volume of sales to past or present customers and clients, or any other information concerning the business of the Company and its Affiliates, their manner of operation, their plans, processes, figures, sales figures, projections, estimates, tax records, personnel history, accounting procedures, promotions, supply sources, contracts, know-how, trade secrets, information relating to research, development, inventions, technology, manufacture, purchasing, engineering, marketing, merchandising or selling, or other data without regard to whether all of the foregoing matters will be deemed confidential, material or important.  Proprietary Information does not include any information which Executive has obtained from a Person other than an employee of the Company, which was disclosed to him without a breach of a duty of confidentiality.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Records” means (i) any and all procedure manuals, books, records and accounts; (ii) all property of the Company and its Affiliates, including papers, note books, tapes and similar repositories containing Proprietary Information; (iii) all invoices and commission reports; (iv) customer lists — partial and/or complete; (v) data layouts, magnetic tape layouts, diskette layouts, etc.; (vi) samples; (vii) promotional letters, brochures and advertising materials; (viii) displays and display materials; (ix) correspondence and old or current proposals to any former, present or prospective customer of the Company and its Affiliates; (x) information concerning revenues and profitability and any other financial conditions of the Company and its Affiliates; (xi) information concerning the Company and its Affiliates which was input by Executive or at his direction, under his supervision or with his knowledge, including on any floppy disk, diskette, cassette or similar device used in, or in connection with, any computer, recording devices or typewriter; (xii)

data, account information or other matters furnished by customers of the Company and its Affiliates; and (xiii) all copies of any of the foregoing data, documents or devices whether in the form of carbon copies, photo copies, copies of floppy disks, diskettes, tapes or in any other manner whatsoever.

“Unusual Items” means (i) restructurings, discontinued operations, extraordinary items or events, and other unusual or non-recurring charges that are set forth in management’s discussion and analysis of financial condition and results of operations appearing or incorporated by reference in the Company’s Form 10-K for the applicable year; (ii) a force majeure or other event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management; (iii) litigation (including attorneys’ fees and other litigation expenses), judgments and/or settlements; (iv) changes in tax laws or accounting standards required by generally accepted accounting principles or changes in other such laws or provisions affecting reported results; (v) expenses for brief transitional costs and severance arrangements related to the termination of management; (vi) equity-based compensation expenses; (vii) one-time gains or losses from the disposal or sale of assets; and (viii) impairments of goodwill or other intangible assets.

5.      Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class United States mail (postage prepaid, return receipt requested) or sent by reputable overnight courier service (charges prepaid) or by facsimile to the recipient at the address below indicated:

If to Executive:

Peter T. Dameris
26745 Malibu Hills Road
Calabasas, California 91301
Fax No.: (818) 880-0056

If to the Company:

26745 Malibu Hills Road
Calabasas, California 91301
Attn: Chief Legal Officer
Fax No.: (818) 517-1118

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

6.     Executive’s Representations and Warranties.  Executive represents and warrants that he has full authority to enter into this Agreement and fully to perform his obligations hereunder, that he is not subject to any non-competition agreement, and that his past, present and anticipated future activities have not and will not infringe on the proprietary rights of others, including, but not limited to, proprietary information rights or interfere with any agreements he has with any prior employee.  Executive further represents and warrants that he is not obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, which would conflict with or result in a breach of this Agreement or which would in any manner interfere with the performance of his duties for the Company.

7.     Code Section 409A.

(a)    General. To the extent applicable, this Agreement shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any compensation or benefits payable under this Agreement may be subject to Code Section 409A and related Department of Treasury guidance, the Company shall work in good faith with Executive to adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to avoid the imposition of taxes under Section Code Section 409A , including without limitation, actions intended to (i) exempt the compensation and benefits payable under this Agreement from Code Section 409A , and/or (ii) comply with the requirements of Code Section 409A and related Department of Treasury guidance; provided, however, that this Section 7(a) shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company have any liability for failing to do so.

(b)    Certain Reimbursements. To the extent that any payments or reimbursements provided to Executive hereunder are deemed to constitute compensation to Executive to which Code Section 409A would apply, such amounts shall be paid or reimbursed to Executive reasonably promptly, but in no event later than December 31st of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

8.    General Provisions.

(a)           Expenses. Each party shall bear his or its own expenses in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement.

(b)           Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(c)           Complete Agreement. As of the Amended Effective Date, this Agreement and those documents expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way, including without limitation, the Original Agreement but excluding the Second Amended and Restated Executive Change of Control Agreement between the Company and Executive, dated concurrently herewith. Notwithstanding the foregoing, the Original Agreement shall continue to govern the terms and conditions of all compensation and benefits paid, provided or payable thereunder, including without limitation the Prior Awards. Executive agrees that the Original Agreement shall be superseded and of no further force or effect from and after the Amended Effective Date. In the event that the Executive’s employment with the Company is terminated prior to the Amended Effective Date, this Agreement (including, without limitation, the immediately preceding sentence) shall have no force or effect.

(d)           Counterparts; Facsimile Transmission. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Each party to this Agreement agrees that it will be bound by its own electronic or telecopied signature and that it accepts the electronic or telecopied signature of each other party to this Agreement.

(e)           Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company and their respective successors and assigns; provided that the rights and obligations of Executive under this Agreement shall not be assignable and, provided further that, the rights and obligations of the Company may be assigned to any Affiliate of the Company.

(f)     Choice of Law; Jurisdiction. All questions concerning the construction, validity and interpretation of this Agreement and the exhibits hereto will be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.  The parties hereby: (i) submit to the jurisdiction of any state or federal court sitting in California in any action or proceeding arising out of or relating to Agreement; (ii) agree that all claims in respect of such action or proceeding may be heard or determined in any such court; and (iii) agree not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Executive hereby waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. The parties hereby agree that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

(g)           Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including attorney’s fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

(h)    Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive.

(i)      Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or holiday in the state in which the Company’s chief executive office is located, the time period shall be automatically extended to the business day immediately following, such Saturday, Sunday or holiday.

(j)      Termination. This Agreement shall survive the termination of Executive’s employment with the Company and shall remain in full force and effect after such termination.

(k)     No Waiver. A waiver by any party hereto of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such party would otherwise have on any future occasion.  No failure to exercise nor any delay in exercising on the part of any party hereto, any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights or remedies provided by law.

(l)      Insurance.  The Company, at its discretion, may apply for and procure in its own name for its own benefit life and/or disability insurance on Executive in any amount or amounts considered available. Executive agrees to cooperate in any medical or other examination, supply any information, and to execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance. Executive hereby represents that he has no reason to believe that his life is not insurable at rates now prevailing for healthy men of his age.

(m)      Offset.  Whenever the Company or any of its Subsidiaries is obligated to pay any sum to Executive or any Affiliate or related person thereof pursuant to this Agreement, any bona fide debts that Executive or such Affiliate or related person owes to the Company or any of its Subsidiaries may be deducted from that sum before payment, to the greatest extent permitted under applicable law.

 (n)     Withholding.  The Company and its Subsidiaries shall be entitled to deduct or withhold from any amounts owing from the Company or any of its Subsidiaries to Executive any federal, state, provincial, local or foreign withholding taxes, excise taxes, or employment taxes imposed with respect to Executive’s compensation or other payments from the Company or any of its Subsidiaries or Executive’s ownership interest in the Company, including, but not limited to, wages, bonuses, dividends, the receipt or exercise of stock options and/or the receipt or vesting of restricted stock.

(o)      Insurance and Indemnification.  For the period from the date of this Agreement through at least the tenth anniversary of Executive’s termination of employment from the Company, the Company shall maintain Executive as an insured party on all directors’ and officers’ insurance maintained by the Company for the benefit of its directors and officers on at least the same basis as all other covered individuals and provide Executive with at least the same corporate indemnification as it provides to the peer executives of the Company.

(p)     Clawback. All bonuses and equity awards granted and paid out under this Agreement shall be subject to the provisions of any clawback, repayment or recapture policy adopted by the Company, to the extent set forth in such policy, but solely to the extent required to comply with applicable law (including without limitation the Dodd-Frank Wall Street Reform and Consumer Protection Act) or securities exchange listing standards and any rules or regulations promulgated thereunder.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

ON ASSIGNMENT, INC.

By:	/s/ Jeremy M. Jones
Name:	Jeremy M. Jones
Title:	Chairman of the Board of Directors

/s/ Peter T. Dameris
PETER T. DAMERIS

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